Exhibit 99.1

FOR IMMEDIATE RELEASE

HOLLIS-EDEN PHARMACEUTICALS REPORTS ON PROGRESS IN DRUG

DEVELOPMENT PROGRAMS; ANNOUNCES SECOND QUARTER 2007

FINANCIAL RESULTS

SAN DIEGO, CA – August 3, 2007 – Hollis-Eden Pharmaceuticals, Inc. (NASDAQ:HEPH), the leader in the development of a new class of small molecule compounds based on endogenous steroid hormones, today reported on its progress and outlook for the Company’s drug development programs in the areas of metabolic disorders, inflammatory conditions and cancer, and announced financial results for the second quarter of 2007.

Recent Progress in Drug Development Programs

Metabolic Disorders

In June 2007, Hollis-Eden commenced a single-dose Phase I clinical study in metabolic disorders with HE3286, the Company’s next-generation drug candidate for treating insulin resistance in type 2 diabetics. Initial results reported recently from the Phase I trial demonstrate the compound is orally bioavailable in humans, with significant drug concentrations detected in the blood at the lowest dose tested. The findings also show that all doses of HE3286 appear to be safe and well tolerated in healthy volunteers with no reported severe drug related adverse side effects to date. Previously reported preclinical data indicate that HE3286 produced glucose lowering activity and increased insulin sensitivity in models of type 2 diabetes through a unique mechanism of action without certain side effects associated with currently marketed insulin sensitizers, and therefore may represent a new class of insulin sensitizing agents.

A two-stage multi-dose Phase I/II study of HE3286 is planned to commence in the fourth quarter of 2007 under the Company’s open investigational new drug application (IND) for treating metabolic disorders. In the first stage of the study, obese adult patients will be treated with HE3286 for 28 days. Evidence of early activity will be estimated by intravenous glucose tolerance tests and evaluation of biomarkers of insulin resistance and inflammation. In the second stage, expected to begin in the first half of 2008, a cohort of insulin resistant patients will be treated for 28 days with an optimal dose selected from the results of the first stage, and the impact of the drug on insulin sensitivity will be determined by glucose clamp studies, in which the rate of liver glucose output and whole body glucose uptake are measured. These studies are designed to provide a definitive proof-of-concept for what is thought to be the physiological mechanism of action of HE3286 as a novel insulin sensitizer.

Inflammatory Conditions

Given preclinical studies demonstrating that HE3286 produced a statistically significant reduction in disease in rodent models of arthritis, both at onset of the disease and after the disease has become well established, Hollis-Eden plans to file in the third quarter of 2007 an additional IND with HE3286 for treating inflammatory conditions. A Phase I/II clinical trial of HE3286 is planned to commence in rheumatoid arthritis patients during the fourth quarter of 2007 under this IND, assuming clearance by the FDA.

Also under this IND, the Company is considering filing multiple clinical study protocols to evaluate HE3286 in acute inflammatory conditions, some of which could potentially generate evidence of activity against well-accepted clinical endpoints with 28-day dosing. Exploratory studies in one or more acute indications could begin in the fourth quarter of this year.

Cancer

Hollis-Eden is in the process of completing IND-enabling toxicology studies with its second next-generation drug candidate, HE3235, to support the planned filing of an IND for cancer in the first quarter of 2008.

Study results from preclinical models for androgen independent prostate cancer indicate HE3235 arrested the growth of established prostate tumors whereas placebo-treated animals continued to experience rapid tumor growth. In addition, HE3235 has been shown to reduce the tumor incidence and the tumor burden in a carcinogen induced breast cancer model. In this model, the effect on tumor incidence and growth was sustained for 35 days after dosing stopped.

Based on these preclinical studies, HE3235 appears to induce apoptosis in prostate and breast cancer tumor cells. Given this finding, the Company is looking at the activity of HE3235 in other cancers, and exploring further the potential mechanism of action of the compound.

“We are making excellent progress in advancing the development of our lead drug candidates HE3286 and HE3235,” stated Richard B. Hollis, Chairman and CEO of Hollis-Eden, “and are increasingly optimistic about their potential therapeutic value in type 2 diabetes, diseases of inflammation and cancer. Having now demonstrated that HE3286 is bioavailable in humans at pharmacologically relevant dose levels, our next goal as we move into Phase II trials will be to demonstrate that we can achieve in humans the therapeutic activity we have already reported in preclinical studies.

“By year-end 2007,” added Hollis, “we expect to have two Phase I/II clinical trials underway with HE3286 in the treatment of metabolic disorders and inflammatory conditions, to be followed in early 2008 with an IND filing for HE3235 in cancer. We are designing our HE3286 type 2 diabetes clinical trial in a manner that could yield early signs of activity. The IND we are filing for HE3286 in diseases of inflammation is broad in scope so as to enable us to quickly file multiple protocols for different acute inflammatory conditions under the same IND. We believe achieving these near-term milestones in our clinical development programs will build shareholder value by rapidly establishing the potential of our drug candidates as the next generation of smart steroids that are anti-inflammatory without the side effects associated with currently marketed drugs for metabolic and inflammatory conditions.”

Second Quarter 2007 Financial Results

For the quarter ended June 30, 2007, the Company reported a net loss of $5.8 million (or $0.20 per share), compared to a net loss of $8.1 million (or $0.33 per share) in the second quarter of 2006. For the six months ended June 30, 2007, Hollis-Eden reported a net loss of $12.3 million (or $0.42 per share), compared to a net loss of $15.0 million (or $0.62 per share) in the first six months of 2006.

Included in the net loss for the second quarter and first half of 2007 was $0.7 million and $1.6 million, respectively, of stock-based compensation expense related to the adoption of SFAS No. 123R, compared to $1.0 million and $2.3 million in the same periods last year. Also included in the net loss for the second quarter and first half of 2007 was a charge of approximately $0.4 million related to the Company’s restructuring in April 2007. Results for the second quarter and first half of 2006 include $67,000 and $122,000, respectively, in revenue generated from funding of research and development expenses by Cystic Fibrosis Foundation Therapeutics, Inc. under the Company’s collaboration agreement with the Foundation. There was no revenue in the comparable 2007 periods.

Research and development expenses were $4.6 million and $9.2 million for the quarter and six-month periods ended June 30, 2007, respectively, compared to $6.6 million and $11.3 million for the same periods in 2006. Research and development expenses decreased mainly due to the discontinuation of our HE2100 research and development program.

General and administrative expenses were $1.9 million and $4.5 million for the three-month and six-month periods ended June 30, 2007, respectively, compared to $2.3 million and $5.2 million for the same periods in 2006. The changes in the general and administrative expenses were driven by a decrease in legal costs and consulting fees.

Other income and expenses were $0.7 million and $1.5 million for the three-month and six-month periods ended June 30, 2007, respectively, compared to $0.7 million and $1.3 million for the same periods in 2006. The increase in interest income in the six-month period ended June 30, 2007 was due mainly to generally higher interest rates compared with the same period in 2006.

As of June 30, 2007, the Company reported $52.2 million in cash and cash equivalents. Cash used in operations for the second quarter of 2007 totaled $6.3 million versus $7.0 million for the second quarter of 2006. Year to date in 2007, cash used in operations totaled $14.8 million, compared to $16.0 million in the first half of 2006. First-half 2006 cash usage included payment in the first quarter of 2006 of $3.0 million in an arbitration settlement that was expensed during the fourth quarter of 2005. As previously reported, the Company anticipates cash usage of $10 million to $12 million during the second half of 2007.

More detailed information is available in the Company’s Form 10-Q filed today with the Securities and Exchange Commission (http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000899394).

Conference Call: Hollis-Eden will conduct a conference call and live webcast on August 3, 2007 at 2:00 p.m. Eastern (11:00 a.m. Pacific) to discuss second quarter 2007 financial results. The conference call can be accessed by dialing 800-901-5241 (domestic) or 617-786-2963 (international) and requesting the Hollis-Eden conference call. A live webcast of the conference call will be available under “Event Calendar” on the Investors section of Hollis-Eden’s website at www.holliseden.com. The webcast will be archived at the Company’s website for 30 days, and a replay of the call will be available by phone for 24 hours beginning approximately one hour after the call is completed, and can be accessed at 888-286-8010 (domestic) or 617-801-6888 (international), passcode 98038530.

Hollis-Eden Pharmaceuticals

Hollis-Eden Pharmaceuticals, Inc. is a world leader in the development of a proprietary class of adrenal steroid hormones as novel pharmaceuticals for human health. Through its Hormonal Signaling Technology Platform, Hollis-Eden is developing a new series of small molecule compounds that are metabolites or synthetic analogs of endogenous hormones derived by the adrenal glands from the body’s most abundant circulating steroid. These steroid hormones, designed to restore the biological activity of cellular signaling pathways disrupted by disease and aging, have been demonstrated in humans to possess several properties with potential therapeutic benefit — they regulate innate and adaptive immunity, reduce nonproductive inflammation and stimulate cell proliferation. The Company’s clinical drug development candidates include HE3286, a next-generation compound currently in a clinical trial for the treatment of type 2 diabetes and being prepared for potential clinical trials in rheumatoid arthritis, and HE3235, a next-generation compound selected for cancer. In addition to these clinical development candidates, Hollis-Eden has an active research program that is generating additional new clinical leads that are being further evaluated in preclinical models of a number of different diseases. For more information on Hollis-Eden, visit the Company’s website at www.holliseden.com.

This press release contains forward-looking statements within the meaning of the federal securities laws concerning, among other things, the potential and prospects of the Company’s drug discovery program and its drug candidates. Any statement included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause the Company’s actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. Such statements are subject to certain risks and uncertainties inherent in the Company’s business, including, but not limited to: the ability to complete preclinical and clinical trials successfully and within specified timelines, if at all; the ability to obtain regulatory approval for HE3286, HE3235 or any other investigational drug candidate; the Company’s future capital needs; the Company’s ability to obtain additional funding; the ability of the Company to protect its intellectual property rights and to not infringe the intellectual property rights of others; the development of competitive products by other companies; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update or revise the information contained in this press release as a result of new information, future events or circumstances arising after the date of this press release.

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Contact:

Scott Rieger, Director, Corporate Communications

Hollis-Eden Pharmaceuticals, Inc.

(858) 587-9333